UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2016

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-35747	ENTERGY NEW ORLEANS, INC. (a Louisiana corporation) 1600 Perdido Street New Orleans, Louisiana 70112 Telephone (504) 670-3700	72-0273040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 22, 2016, Entergy New Orleans, Inc. (Entergy New Orleans) filed an application with the Council of the City of New Orleans (City Council) seeking authorization to undertake a restructuring which would result in the transfer of substantially all of the assets and operations of Entergy New Orleans to a new entity, which would ultimately be held by an existing holding company.

The restructuring is subject to regulatory review and approval of the City Council and the Federal Energy Regulatory Commission. If such approvals are obtained, Entergy New Orleans expects the restructuring will be consummated by December 31, 2017.

It is currently contemplated that Entergy New Orleans would cause a multi-step restructuring to take place, which would include the following:

•
Entergy New Orleans would redeem its outstanding preferred stock at a price of approximately $21 million, which includes an expected call premium of approximately $819,000, plus any accrued and unpaid dividends.

•	Entergy New Orleans would convert from a Louisiana corporation to a Texas corporation.

•
Under the Texas Business Organizations Code (TXBOC), Entergy New Orleans will allocate substantially all of its assets to a new subsidiary, Entergy New Orleans Power, LLC, a Texas limited liability company (Entergy New Orleans Power), and Entergy New Orleans Power will assume substantially all of the liabilities of Entergy New Orleans, in a transaction regarded as a merger under the TXBOC. Entergy New Orleans will remain in existence and hold the membership interests in Entergy New Orleans Power.

•
Entergy New Orleans will contribute the membership interests in Entergy New Orleans Power to an affiliate (Entergy Utility Holding Company LLC, a Texas limited liability company and subsidiary of Entergy Corporation (EUH)). As a result of the contribution, Entergy New Orleans Power will be a wholly-owned subsidiary of EUH.

•	Entergy New Orleans will change its name to Entergy New Orleans Holdings, Inc., and Entergy New Orleans Power will then change its name to Entergy New Orleans, LLC.

Upon the completion of the restructuring, Entergy New Orleans, LLC will hold substantially all of the assets, and will have assumed substantially all of the liabilities, of Entergy New Orleans. Entergy New Orleans may modify or supplement the steps to be taken to effectuate the restructuring.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy New Orleans, Inc.
By:/s/ Marcus V. Brown
Marcus V. Brown Executive Vice President and General Counsel

Dated: July 25, 2016